UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On September 23, 2014, SolarCity Corporation (the “Company”), Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto (the “Lenders”) entered into a third amendment (“Amendment No. 3”) to that certain Amended and Restated Credit Agreement, dated November 1, 2013, among the Company, the Administrative Agent and the Lenders, and as previously amended on June 27, 2014 and July 11, 2014, respectively (the “Credit Facility”). Amendment No. 3 amends the Company’s secured revolving credit facility to, among other things, permit the Company to incur the indebtedness related to issuance of the notes discussed below and to permit certain payments by the Company under the terms of such notes.

Purchase Agreement

On September 24, 2014, the Company entered into a purchase agreement (the “Purchase Agreement”) with Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $500 million aggregate principal amount of 1.625% Convertible Senior Notes due 2019 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $75 million aggregate principal amount of the Notes on the same terms and conditions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Capped Call Transactions

In connection with the offering of the Notes, on September 24, 2014, the Company entered into capped call transactions with Deutsche Bank AG, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the “Capped Calls”). The Capped Calls have initial strike prices of $83.5282 per share and initial cap prices of $126.0800 per share, subject to certain adjustments. The Capped Calls cover, subject to customary adjustments, approximately 6.0 million shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). Unless the Company elects to settle the Capped Calls in cash, the Capped Calls are expected to offset the potential dilution to the Company’s common stock following conversion of the Notes. If, however, the market value per share of the Common Stock, as measured under the terms of the Capped Calls, exceeds the applicable cap price of the Capped Calls, the number of shares of Common Stock or the amount of cash the Company receives upon the exercise of the Capped Calls (or portions thereof) will be capped at a number of shares with an aggregate market value (or an amount of cash) approximately equal to (x) the excess of the cap price of the capped call transactions over the strike price of the capped call transactions times (y) the number of shares of Common Stock relating to the capped call transactions (or the portions thereof) being exercised, and the dilution mitigation under the capped call transactions will be limited to such number of shares. Additionally, to the extent that the market value per share of Common Stock exceeds the conversion price of the Notes but does not exceed the strike price of the Capped Calls, the Company will not be entitled to receive any shares of Common Stock or cash under the Capped Calls. The Company paid approximately $57.6 million from the net proceeds from the issuance and sale of the Notes to purchase the Capped Calls. The expiration dates of the Capped Calls range from September 4, 2019 to October 29, 2019. The Capped Calls are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including certain merger events; certain tender offers; and a nationalization, insolvency or delisting involving the Company. In addition, the Capped Calls are subject to certain specified additional disruption events that may give rise to a termination of the Capped Calls, including changes in law and insolvency filings.

The description of the Capped Calls contained herein is qualified in its entirety by reference to the Form of Capped Call Confirmation attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On September 24, 2014, the Company issued a press release announcing the pricing of its offering of $500 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the Company’s press release is attached hereto as Exhibit 99.1. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document

10.1	Purchase Agreement, dated as of September 24, 2014, among the Company, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers named therein

10.2	Form of Capped Call Confirmation

99.1	Press Release relating to the pricing of convertible notes offering, dated September 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer

Date: September 25, 2014

Exhibit Index

Exhibit Number	Description of Document

10.1	Purchase Agreement, dated as of September 24, 2014, among the Company, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers named therein

10.2	Form of Capped Call Confirmation

99.1	Press Release relating to the pricing of convertible notes offering, dated September 24, 2014